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RYAM Announces Third Quarter 2022 Results
Increases Adjusted EBITDA Guidance to Exceed $175 million

•Net sales for the third quarter of $466 million, up 25 percent from prior year quarter
•Income from continuing operations for the third quarter of $18 million
•Adjusted EBITDA from continuing operations of $68 million, up 106 percent from prior year quarter
•Higher prices across all segments partially offset by inflation on key input costs

JACKSONVILLE, Fla., November 1, 2022 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported net income of $30 million, or $0.45 per diluted share, for the quarter ended September 24, 2022, compared to a net loss of $5 million, or $(0.07) per diluted share, for the same prior year quarter. Income from continuing operations for the quarter ended September 24, 2022 was $18 million, or $0.28 per diluted share, compared to a loss from continuing operations of $13 million, or $(0.21) per diluted share, for the same prior year quarter. The Company sold its lumber and newsprint assets in the third quarter of 2021 and presents the results of those operations as discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.

“The quarter’s improved financial results are evidence of the significant earnings power of RYAM. Increased productivity in the third quarter led to higher sales volumes in High Purity Cellulose and stronger financial results,” said De Lyle W. Bloomquist, President and Chief Executive Officer. “Though the global economy appears to be slowing, we remain optimistic about capturing additional productivity gains and value for our key products. As such, we are confident about our business and have increased our full year Adjusted EBITDA guidance to exceed $175 million for 2022. We also continue to reduce debt, including net repayments of $59 million year to date. As our credit metrics continue to improve, we are actively monitoring debt markets for an opportune time to refinance our 2024 debt maturities.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Third Quarter 2022 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales were comprised of the following for the periods presented:

	Three Months Ended			Nine Months Ended
(in millions)	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
High Purity Cellulose	$369	$302	$288	$952	$792
Paperboard	66	63	52	183	157
High-Yield Pulp	40	40	42	102	106
Eliminations	(9)	(6)	(8)	(20)	(21)
Net sales	$466	$399	$374	$1,217	$1,034
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Nine Months Ended
(in millions)	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
High Purity Cellulose	$22	$7	$2	$21	$19
Paperboard	12	10	2	28	10
High-Yield Pulp	6	(2)	8	4	8
Corporate	(11)	(18)	(9)	(43)	(33)
Operating income (loss)	$29	$(3)	$3	$10	$4
High Purity Cellulose
Net sales for the quarter increased $81 million, or 28 percent, to $369 million compared to the prior year period. Net sales for the nine months ended September 24, 2022 increased $160 million, or 20 percent, to $952 million compared to the prior year period. Included within net sales for the three and nine months ended September 24, 2022 were $33 million and $84 million, respectively, of other sales, primarily from bio-based energy and lignosulfonates. Sales prices increased 21 percent and 19 percent during the three-month and nine-month periods, respectively, when compared to the same prior year periods, driven by increases in cellulose specialties prices of 25 percent and 19 percent, respectively, which were inclusive of the $146 per metric ton cost surcharge effective April 2022, and increases in commodity prices of 13 percent and 19 percent, respectively. Total volumes increased 7 percent and 1 percent during the current three-month and nine-month periods, respectively. Operating income for the three and nine months ended September 24, 2022 increased $20 million and $2 million, respectively, when compared to the prior year. Costs increased compared to the prior year periods as the result of inflation on key inputs, including chemicals, wood fiber and energy costs, and higher supply chain expenses, partially offset by improved productivity in the most recent quarter. Energy costs for the three and nine months ended September 24, 2022 were partially mitigated by $2 million and $12 million, respectively, of sales of excess emission allowances, which are at elevated pricing levels and related to the operations in Tartas, France.

Compared to the second quarter of 2022, operating income increased by $15 million, driven by higher sales prices and volumes of both cellulose specialties and commodity products and improved productivity, partially offset by higher energy and maintenance costs. Total sales prices and volumes increased by 3 percent and 17 percent, respectively.
Paperboard
Net sales for the quarter increased $14 million, or 27 percent, to $66 million compared to the prior year period. Net sales for the nine months ended September 24, 2022 increased $26 million, or 17 percent, to $183 million compared to the prior year period. Sales prices increased 34 percent and 26 percent during the three-month and nine-month periods, respectively, when compared to the same prior year periods, driven by strong demand. Sales volumes decreased 7 percent and 8 percent during the three-month and nine-month periods, respectively, when compared to the same prior year periods, driven primarily by lower productivity. Operating income for the three and nine months ended September 24, 2022 increased $10 million and $18 million, respectively, when compared to the same periods in the prior year, driven by higher sales prices, partially offset by higher raw material pulp, chemicals and logistics costs, as well as lower sales volumes.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Compared to the second quarter of 2022, operating income increased $2 million driven by a 10 percent increase in sales prices, partially offset by a 7 percent decrease in sales volumes.
High-Yield Pulp
Net sales for the three months ended September 24, 2022 decreased $2 million, or 5 percent, to $40 million compared to the prior year period, despite a 15 percent increase in sales prices, due to an 18 percent decrease in sales volumes. Net sales for the nine months ended September 24, 2022 decreased $4 million, or 4 percent, to $102 million compared to the prior year period, driven by a 16 percent decline in sales volumes, partially offset by a 15 percent increase in sales prices. Operating income for the three and nine months ended September 24, 2022 declined $2 million and $4 million, respectively, when compared to the same periods in the prior year despite the higher sales prices, due to lower productivity, logistics constraints and higher input and supply chain costs.
Operating results improved by $8 million when compared to the second quarter of 2022 driven by higher sales prices, partially offset by decreased sales volumes.
Corporate
The operating loss for the three months ended September 24, 2022 increased $2 million to $11 million when compared to the same prior year period, driven primarily by higher variable stock-based compensation costs. The operating loss for the nine months ended September 24, 2022 increased $10 million to $43 million when compared to the same prior year period, driven by an increase in severance and variable stock-based compensation costs, partially offset by favorable foreign exchange impacts.
Compared to the second quarter of 2022, the operating loss improved by $7 million, to $11 million, driven primarily by a decrease in severance and variable stock-based compensation costs.
Non-Operating Expenses
Included in non-operating expenses for the nine months ended September 24, 2022 was a $5 million gain associated with the GreenFirst Forest Products, Inc. (“GreenFirst”) shares received in connection with the sale of lumber and newsprint assets in August 2021. A loss of $8 million was recognized on the shares during the three and nine months ended September 25, 2021. The shares were sold in May 2022 for $43 million.
Income Taxes
The effective tax rate on income from continuing operations for the three months ended September 24, 2022 was a benefit of 11 percent. The effective tax rate on the loss on continuing operations for the nine months ended September 24, 2022 was an expense of 13 percent. The most significant item creating a difference between the 2022 effective tax rates and the statutory rate of 21 percent were changes in the valuation allowance on disallowed interest deductions in the U.S.

The effective tax rates on the loss from continuing operations for the three and nine months ended September 25, 2021 were benefits of 24 percent and 59 percent, respectively. The effective tax rate for the nine months ended September 25, 2021 differs from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Company’s Canadian deferred tax assets at a higher Canadian blended statutory tax rate. The Canadian statutory tax rate is higher as a result of changing the allocation of income between the Canadian provinces after the sale of the Company’s lumber and newsprint assets.
Discontinued Operations
As a result of the sale of lumber and newsprint assets in August 2021, the Company presents prior year results and activity for the current period related to the Forest Products and Newsprint segments as discontinued operations.
The cash received at closing was preliminary and remains subject to final purchase price and other sale-related adjustments. During the first quarter of 2022, the Company trued-up certain sale-related items with GreenFirst for a total net cash outflow of $3 million, as expected and previously disclosed. No adjustments have been made in 2022 to the gain on sale recorded during the year ended December 31, 2021. Pursuant to the terms of the asset purchase agreement, GreenFirst and the Company continue efforts to finalize the closing inventory valuation adjustment.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

During the third quarter of 2022, the U.S. Department of Commerce completed its third administrative review of duties applied to Canadian softwood lumber exports to the U.S. during 2020 and reduced rates applicable to the Company to a combined 8.6 percent. In connection with this development, the Company recorded a $16 million gain, pre-tax, and increased the long-term receivable related to all of the administrative reviews to date to $38 million. In total, the Company paid approximately $112 million in softwood lumber duties from 2017 through 2021. The Company expects to receive all or the vast majority of these duties upon the settlement of the dispute.
Cash Flows & Liquidity
For the nine months ended September 24, 2022, the Company generated operating cash flows of $7 million, which was primarily driven by the receipt of a $23 million U.S. federal tax refund, partially offset by increased cash outflows from working capital and other items as a result of extensive planned maintenance outages through the second quarter.
For the nine months ended September 24, 2022, the Company used $114 million in its investing activities for continuing operations. The investing cash outflows related to capital expenditures, net of proceeds from sale of assets, including approximately $22 million of strategic capital spending focused on enhancing reliability and productivity.
For the nine months ended September 24, 2022, the Company used $51 million in its financing activities for continuing operations primarily for repayments of long-term debt.
The Company ended the quarter with $283 million of global liquidity, including $132 million of cash, borrowing capacity of $128 million under the ABL Credit Facility and $23 million of availability under the factoring facility in France.
In October 2022, we repaid a Canadian dollar fixed interest rate term loan in the amount of CAD $12 million (USD $9 million).
With its next significant debt maturity in mid-2024, the Company continues to monitor the capital markets and is prepared to opportunistically refinance its senior notes due June 2024 at the appropriate time considering market conditions and all other relevant factors. The Company is confident that by executing on its strategy to improve its credit profile in the back half of 2022, it can obtain a refinancing at acceptable terms based on market conditions. The Company may also use a portion of its cash balances to opportunistically repay debt or assist in a holistic refinancing of its capital structure.
Market Assessment
This market assessment represents the Company’s best current estimate of its business segments’ future performance.

The Company updated its Adjusted EBITDA guidance to exceed $175 million for 2022, subject to ongoing supply chain constraints. Additionally, the Company remains on track to reduce its net debt level to $725 million by the end of the year. The Company has reduced its net leverage ratio to 5.1 times as of the end of the third quarter and as it continues to reduce this ratio towards 4.0 times, it expects to have opportunities to refinance its senior notes due June 2024 in the near future.
High Purity Cellulose
Demand for cellulose specialties and commodity products remains strong albeit somewhat tempered as global economic growth slows. As such, average sales prices are expected to be down modestly in the fourth quarter driven by a greater mix of commodity sales volumes as production and logistics constraints improve. Key raw material inflation is expected to remain elevated. Adjusted EBITDA for the segment is expected to be down slightly compared to the third quarter but higher for the full year 2022 compared to 2021.
Paperboard
Paperboard prices are expected to remain elevated in the fourth quarter driven by strong demand in both the commercial printing and packaging end-use markets. Sales volumes and raw material costs are expected to remain steady. As a result, Paperboard is anticipated to deliver another solid quarter of Adjusted EBITDA.
High-Yield Pulp
High-yield pulp markets appear to be peaking as global economic demand slows. However, due to the sales lag experienced in this segment, realized prices are still expected to increase in the fourth quarter. Sales volumes are anticipated to increase significantly as production and logistics constraints improve. As such, Adjusted EBITDA for High-Yield Pulp is anticipated to improve in the coming quarter.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

A Sustainable Future
For over 95 years, the Company has invested in renewable product offerings and the Company’s biorefinery model provides a platform to grow existing and new products to address needs of the changing economy. The Company continues to focus on growing its bio-based product offering. In the first nine months of 2022, other sales in the High Purity Cellulose segment were $84 million primarily related to sales of bioelectricity and lignosulfonates. The Company expects to grow these sales and increase overall margins over time.
The Company’s investment into a bioethanol facility at its Tartas, France facility is anticipated to be operational in 2024, subject to the approval of certain permits. Further updates will be provided as the schedule is finalized.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, November 2, 2022 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAMglobal.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 888-645-4404, no passcode required. For international parties, dial 404-267-0371. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, November 16, 2022. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13731224.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs just over 2,500 people and generated $1.4 billion of revenues in 2021. More information is available at www.RYAMglobal.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAM’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended September 24, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks We are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive which may result in fluctuations in pricing and volume that can materially adversely affect our business, financial condition and results of operations. Changes in raw material and energy availability and prices could have a material adverse effect on our business, results of operations and financial condition. We are subject to material risks associated with doing business outside of the United States. Currency fluctuations may have a material negative impact on our business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect our ability to access certain markets. The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflict. Business and Operational Risks Our ten largest customers represent approximately 40 percent of our 2021 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business. A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise materially adversely affect our business, financial condition and results of operation. The availability of, and prices for, wood fiber may have a material adverse impact on our business, results of operations and financial condition. Our operations require substantial capital. We depend on third parties for transportation services and increases in costs and the availability of transportation could materially adversely affect our business. Our failure to maintain satisfactory labor relations could have a material adverse effect on our business. We are dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect our business. Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a material negative impact on our business. The risk of loss of the Company’s intellectual property and sensitive data, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could materially adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how we conduct business and our financial results. The Company considers and evaluates climate-related risk in three general categories; Regulatory, Transition to low-carbon economy, and Physical risks related to climate-change. The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. We have debt obligations that could materially adversely affect our business and our ability to meet our obligations. The phase-out of the London Inter Bank Offered Rate (“LIBOR”) as an interest rate benchmark in 2023 may impact our borrowing costs. Challenges in the commercial and credit environments, including material increases in interest rates, may materially adversely affect our future access to capital. We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future. Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are each reconciled to their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. The Company believes these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to compare its performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures are provided below. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except per share information)

	Three Months Ended			Nine Months Ended
	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net Sales	$466	$399	$374	$1,217	$1,034
Cost of Sales	(419)	(372)	(355)	(1,138)	(972)
Gross Margin	47	27	19	79	62
Selling, general & administrative expenses	(20)	(28)	(17)	(68)	(52)
Foreign exchange gain (loss)	3	2	3	4	1
Other operating expense, net	(1)	(4)	(2)	(5)	(7)
Operating Income (Loss)	29	(3)	3	10	4
Interest expense	(16)	(16)	(17)	(49)	(49)
Interest income and other, net	4	3	5	8	4
Gain (loss) on GreenFirst equity securities	—	(4)	(8)	5	(8)
Income (Loss) From Continuing Operations Before Income Taxes	17	(20)	(17)	(26)	(49)
Income tax benefit (expense)	2	(4)	4	(3)	29
Equity in loss of equity method investment	(1)	(1)	—	(2)	(1)
Income (Loss) from Continuing Operations	18	(25)	(13)	(31)	(21)
Income from discontinued operations, net of taxes	12	2	9	12	112
Net Income (Loss)	$30	$(23)	$(5)	$(19)	$90

Basic Earnings Per Common Share
Income (loss) from continuing operations	$0.29	$(0.39)	$(0.21)	$(0.48)	$(0.33)
Income from discontinued operations	0.18	0.03	0.14	0.20	1.76
Net income (loss) per common share-basic	$0.47	$(0.36)	$(0.07)	$(0.28)	$1.43

Diluted Earnings Per Common Share
Income (loss) from continuing operations	$0.28	$(0.39)	$(0.21)	$(0.48)	$(0.33)
Income from discontinued operations	0.17	0.03	0.14	0.20	1.76
Net income (loss) per common share-diluted	$0.45	$(0.36)	$(0.07)	$(0.28)	$1.43

Shares Used in Determining EPS
Basic EPS	63,971,166	63,898,761	63,737,355	63,882,920	63,610,710
Diluted EPS	65,520,107	63,898,761	63,737,355	63,882,920	63,610,710
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	September 24, 2022	December 31, 2021
Assets
Cash and cash equivalents	$132	$253
Other current assets	556	523
Property, plant and equipment, net	1,132	1,146
Other assets	516	523
Total assets	$2,336	$2,445

Liabilities and Stockholders’ Equity
Debt due within one year	$22	$38
Other current liabilities	319	317
Long-term debt	851	891
Long-term environmental liabilities	159	160
Other liabilities	205	225
Total stockholders’ equity	780	814
Total liabilities and stockholders’ equity	$2,336	$2,445
B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Nine Months Ended
	September 24, 2022	September 25, 2021
Operating Activities
Net income (loss)	$(19)	$90
Income from discontinued operations	(12)	(112)
Adjustments:
Depreciation and amortization	96	101
Other adjustments to reconcile net income (loss) to cash provided by operating activities	10	(8)
Changes in working capital and other assets and liabilities	(68)	(26)
Cash Provided by Operating Activities-Continuing Operations	7	45
Cash Provided by Operating Activities-Discontinued Operations	—	162
Cash Provided by Operating Activities	7	207

Investing Activities
Capital expenditures, net	(114)	(61)
Investment in equity method investment	—	(4)
Cash Used in Investing Activities-Continuing Operations	(114)	(65)
Cash Provided by Investing Activities-Discontinued Operations	44	183
Cash Provided by (Used in) Investing Activities	(70)	118

Financing Activities
Changes in debt	(50)	(136)
Other changes	(1)	(2)
Cash Used in Financing Activities	(51)	(138)

Change in cash and cash equivalents	(114)	187
Net effect of foreign exchange on cash and cash equivalents	(7)	(2)
Balance, beginning of period	253	94
Balance, end of period	$132	$279

C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,402	$1,355	$1,159	$1,329	$1,111
Paperboard	$1,587	$1,439	$1,184	$1,450	$1,149
High-Yield Pulp (external sales)	$712	$603	$618	$630	$549

Sales Volumes (thousands of metric tons)
High Purity Cellulose	240	206	225	653	646
Paperboard	41	44	44	126	137
High-Yield Pulp (external sales)	45	55	55	130	154

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
EBITDA and Adjusted EBITDA by Segment (a)

	Three Months Ended September 24, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$23	$12	$6	$(23)	$18
Depreciation and amortization	30	3	—	2	35
Interest expense, net	—	—	—	17	17
Income tax benefit	—	—	—	(2)	(2)
EBITDA and Adjusted EBITDA-continuing operations	$53	$15	$6	$(6)	$68

	Three Months Ended June 25, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$6	$11	$(1)	$(41)	$(25)
Depreciation and amortization	30	3	1	—	34
Interest expense, net	—	—	—	16	16
Income tax expense	—	—	—	4	4
EBITDA-continuing operations	36	14	—	(21)	29
Pension settlement loss	—	—	—	1	1
Severance expense	—	—	—	4	4
Adjusted EBITDA-continuing operations	$36	$14	$—	$(16)	$34

	Three Months Ended September 25, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$2	$2	$8	$(25)	$(13)
Depreciation and amortization	30	4	1	—	35
Interest expense, net	—	—	—	17	17
Income tax benefit	—	—	—	(4)	(4)
EBITDA-continuing operations	32	6	9	(12)	35
Gain on debt extinguishment	—	—	—	(2)	(2)
Adjusted EBITDA-continuing operations	$32	$6	$9	$(14)	$33

E

	Nine Months Ended September 24, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$22	$29	$5	$(87)	$(31)
Depreciation and amortization	83	10	1	2	96
Interest expense, net	—	—	—	49	49
Income tax expense	—	—	—	3	3
EBITDA-continuing operations	105	39	6	(33)	117
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$105	$39	$6	$(28)	$122

	Nine Months Ended September 25, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$20	$11	$9	$(61)	$(21)
Depreciation and amortization	85	11	2	3	101
Interest expense, net	—	—	—	49	49
Income tax benefit	—	—	—	(29)	(29)
EBITDA-continuing operations	105	22	11	(38)	100
Pension settlement loss	—	—	—	1	1
Gain on debt extinguishment		—	—	(2)	(2)
Adjusted EBITDA-continuing operations	$105	$22	$11	$(39)	$99
(a)    EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for a settlement of certain pension plans and severance costs associated with an executive departure and gain on debt extinguishment.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Free Cash Flows - Continuing Operations (a)

	Nine Months Ended
	September 24, 2022	September 25, 2021
Cash provided by operating activities-continuing operations	$7	$45
Capital expenditures for continuing operations, net	(92)	(51)
Adjusted free cash flows-continuing operations	$(85)	$(6)
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.
Adjusted Net Debt (a)

	September 24, 2022	December 31, 2021
Debt due within one year	$22	$38
Long-term debt	851	891
Total debt	873	929
Debt premium, original issue discount and issuance costs, net	7	8
Cash and cash equivalents	(132)	(253)
Adjusted net debt	$748	$684
(a)    Adjusted net debt is defined as the amount of debt after the consideration of debt premiums, original issue discounts and issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.
Adjusted Income (Loss) from Continuing Operations (a)

	Three Months Ended						Nine Months Ended
	September 24, 2022		June 25, 2022		September 25, 2021		September 24, 2022		September 25, 2021
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$18	$0.28	$(25)	$(0.39)	$(13)	$(0.21)	$(31)	$(0.48)	$(21)	$(0.33)
Pension settlement loss	—	—	1	0.02	—	—	1	0.02	1	0.01
Severance	—	—	4	0.06	—	—	4	0.06	—	—
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted income (loss) from continuing operations	$18	$0.28	$(20)	$(0.31)	$(13)	$(0.21)	$(26)	$(0.40)	$(20)	$(0.32)
(a)    Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for a settlement of certain pension plans and severance costs associated with an executive departure. Adjusted income (loss) from continuing operations is not necessarily indicative of results that may be generated in future periods.

G